Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 23, 2016 accompanying the consolidated financial statements and schedule in the Annual Report on Form 10-K of Rocky Mountain Chocolate Factory, Inc. and Subsidiaries for the year ended February 29, 2016, and we hereby consent to the incorporation by reference of such report in the Registration Statements of Rocky Mountain Chocolate Factory, Inc. on Forms S-8 (File Nos. 333-145986, 333-191729 and 333-206534).

/s/ EKS&H LLLP

May 23, 2016

Denver, Colorado